UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      May 27, 2008
CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 North Orleans Street, Suite 510, Chicago, Illinois	60610

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (312) 222-9550
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 27, 2008, Dr. Floyd Taub notified CytoCore, Inc. that he was resigning from the Board of Directors of the Company effective immediately.
     On May 30, 2008, the Board of Directors elected David J. Weissberg, M.D. to the Board to fill the vacancy created by Dr. Taub’s resignation. Dr. Weissberg was Chief Executive Officer and a director of CytoCore from August 2005 to November 2006, and is a significant investor and stockholder. Dr. Weissberg has been employed by David Weissberg P.C. since September 1998, and currently serves as President of Melville Surgery Center. He served as President and Chief Executive Officer of Long Island Physician Holdings from 1994 to 2002, and served on the developmental and managerial boards of MDNY, a physician-owned health maintenance organization located in Long Island, New York, from 1994 to 2002. Dr. Weissberg served as President of a large multi-specialty medical group from 1994 to 1995. In February 2007, Lantana Small Capital Growth, LLC, of which Dr. Weissberg was the managing partner, exercised warrants to purchase an aggregate 32,975 shares of common stock at prices ranging from $1.00 to $1.70 per share and Dr. Weissberg exercised warrants to purchase 40,000 shares of common stock at the same time at an exercise price of $1.70 per share. During the first quarter of 2008, Dr. Weissberg participated in a private placement of units of the Company, each unit consisting of two shares of common stock and a warrant to purchase one common share. Dr. Weissberg invested $50,000 and received 25,000 shares and warrants to purchase 12,500 shares of common stock. Dr. Weissberg currently beneficially owns approximately 2.2 million shares of CytoCore common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.

Dated: June 2, 2008	By:	/s/ Robert F. McCullough Jr.
Robert F. McCullough, Jr.
Chief Executive Officer, Chief Financial Officer and Director